EXHIBIT 3.(i).3

                            CERTIFICATE of AMENDMENT
                                       of
                          CERTIFICATE of INCORPORATION

First: The Board of Directors of L W Global (U.S.A.), Inc. adopted the following resolution setting forth a proposed amendment of this corporation's Certificate of Incorporation:

RESOLVED, that the text of the Article numbered FIRST of the Certificate of Incorporation of this corporation shall be deleted and replaced with the following:

The name of this Delaware corporation is : Micor Technologies, Inc.

Second: Pursuant to the resolution of the Board of Directors, the stockholders of this corporation voted in favor of the amendment at a special meeting of stockholders at which the necessary number of shares required by statute voted in favor of the amendment.

Third: The amendment set forth in this Certificate of Amendment has been signed by the undersigned authorized officer of this corporation on July 28, 1997.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the undersigned authorized officer of this corporation on July 28, 1997.

L W Global (U.S.A.), Inc.

By: /s/ Dale B. Finfrock, Jr.
---------------------------------
Printed: Name: Dale B. Finfrock, Jr.
Printed Title: President

Date: July 28, 1997




                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                       Filed 09:00 AM 07/28/1997
                                                               971016490-2658643